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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
World Airways, Inc.:


We consent to the use of our report dated March 5, 2004, with respect to the consolidated balance sheets of World Airways, Inc. and subsidiary ("World Airways") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

McLean, Virginia
March 30, 2004